Exhibit 10.1

HILL INTERNATIONAL, INC.

2016 EXECUTIVE RETENTION PLAN

Plan Effective Date November 3, 2016

ARTICLE I

BACKGROUND, PURPOSE AND TERM OF PLAN

Section 1.01 — Background and Purpose.  Hill International, Inc. (the “Company”) hereby establishes the Hill International, Inc. 2016 Executive Retention Plan (the “Plan”) for the purpose of providing severance benefits to certain Employees (as defined below) whose employment with the Company is permanently terminated due to an Involuntary Termination (as defined below).  This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.  This Plan shall supersede prospectively, any policy, plan or program, if any, heretofore maintained or in effect under which the Company, or any of its subsidiaries, has ever made payments of severance to Participants (as defined below) and the adoption of this Plan shall act to terminate any other policy, plan or program with respect to such Participants.  This document sets forth the terms of the Plan.

The Plan, as set forth herein, is intended to alleviate financial hardships that may be experienced by Participants whose employment is terminated due to an Involuntary Termination.  The Plan is intended to be included in the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA as a “severance pay arrangement” within the meaning of Section 3(2)(b)(i) of ERISA.

This Plan does not constitute an employment contract.  Severance benefits are not to be viewed as automatic and are not compensation for past services, but instead are intended only as prospective payments that will be offered by the Company in exchange for a written release signed by the Employee.  An Employee will be granted the benefits offered under this Plan only if he or she executes and, if applicable, does not thereafter revoke, the release in a form acceptable to the Company.  This release is discussed further in Section 3.02 herein and an Employee may wish to consult an attorney before executing the release.

Section 1.02 — Term of the Plan.  The Plan, subject to Section 7.01, will continue until all Severance Benefits are provided to Participants.

ARTICLE II

DEFINITIONS

Section 2.01.  “Base Salary” shall mean the Participant’s established annual salary as of the Employment Termination Date.  Base Salary shall not include bonuses, incentives, awards, or any other allowances or contingent amounts.

Section 2.02.  “Cause” shall mean a termination of employment initiated by the Company on account of any of the following actions by the Employee: (a) conviction of any felony or any other crime involving moral turpitude, (b) fraud against the Company or any of its Subsidiaries or affiliates or theft of or maliciously intentional damage to the property of the Company or any of their Subsidiaries or affiliates, (c) willful breach of the Employee’s fiduciary duties to the Company, or (d) breach by the Employee of any provision of this Plan; provided, however, that with respect to clause (d) above, in order for the Employee to be terminated “with Cause”, the unacceptable conduct must continue after the Company has given the Employee written notice thereof and a reasonable opportunity to correct such conduct.

Section 2.03.  “Change in Control” shall mean the occurrence of any of the following events:

(i)            Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(ii)           A majority of Board members are replaced during a two-year period by directors whose election is not endorsed by a majority of the Board members prior to the election; or

(iii)          The consummation of a merger, reorganization, consolidation or similar transaction of the Company, with any other corporation, other than a merger, reorganization, consolidation or similar transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger, reorganization, consolidation or similar transaction; or

(iv)          A dissolution or liquidation of the Company.

The definition of Change in Control under this Plan will be construed consistent with the definition of “Change in Control” as defined in Section 409A of Code and the applicable Treasury Regulations, as amended from time to time.

Section 2.04.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 2.05.  “Company” shall mean Hill International, Inc. and its Subsidiaries.

Section 2.06.  “Employee” shall mean any salaried individual in the employ of the Company who is characterized by the Company as a part-time or full-time employee and who receives or is entitled to receive a Form W-2 from the Company as to the wages paid to such individual and who is considered to be within a select group of management or highly compensated employees of the Company.

Section 2.07.  “Employment Termination Date” shall mean the date on which the active employment of the Employee by the Company is severed by reason of an Involuntary Termination.

Section 2.08.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 2.09.  “Good Reason” shall mean an Employee’s voluntary termination of employment that occurs under the following conditions:

(a)           The termination of employment must occur during a period of time not to exceed one (1) year following the initial existence of one or more of the conditions set forth in paragraphs (1) through (6) of this Section 2.09(a) arising without the prior written consent of the Employee (the existence of any of which conditions shall constitute “Good Reason”):

(1)           Any material diminution in Base Salary;

(2)           Any material diminution in the Employee’s authority, duties or responsibilities;

(3)           Any material diminution in the budget over which the Employee retains authority;

(4)           Any change in the geographic location at which the Employee must perform the services under this Agreement greater than 50 miles from the principal place of then current employment without the Employee’s mutual agreement, which change is material to the Employee;

(5)           Any other action or inaction that constitutes a material breach by the Company of this Plan; or

(6)           Failure of successor company (upon a Change in Control) to assume the Plan or Agreement; and

(b)           The Employee shall provide notice to the Company of the existence of the “Good Reason” condition within ninety (90) days after the Employee becomes aware of the initial existence of such “Good Reason” condition, upon notice of which the Company shall have a period of sixty (60) days during which it may remedy such condition.

Section 2.10. “Involuntary Termination” shall mean a permanent termination of an Employee’s employment which is initiated (a) by the Company for reasons other than for Cause or (b) by the Employee for Good Reason.  Under no circumstances will a termination for Cause, voluntary resignation (other than for Good Reason) or retirement be considered an Involuntary Termination.

Section 2.11.  “Named Fiduciary” shall mean the Plan Administrator and the Named Appeals Fiduciary within the meaning of Section 9.03 of this Plan.  Each Named Fiduciary shall have only those particular powers, duties, responsibilities and obligations as are specifically given him/her/it under this Plan.  Any Named Fiduciary, if so appointed, may perform in more than one fiduciary capacity and may also perform in a non-fiduciary capacity.

Section 2.12.  “Participant” shall mean any Employee entitled to receive Severance Benefits in accordance with Article III of this Plan.

Section 2.13.  “Plan” shall mean the Hill International, Inc. 2016 Executive Retention Plan, as set forth herein, and as the same may from time to time be amended.

Section 2.14.  “Plan Administrator” shall mean the Company; and the Company’s Senior Vice President and Chief Administrative Officer (or another Company designee) shall have authority to act on behalf of the Company with respect to its duties as an administrator of the Plan, as set forth herein and as provided for under applicable law.

Section 2.15.  “Plan Year” shall mean January 1 through December 31.  The initial Plan Year for the Plan shall be a short plan year, from November 3, 2016 through December 31, 2016.

Section 2.16. “Release” shall mean a General Release, which will contain a waiver of claims by the Employee against the Company and will be prepared at the discretion of the Company and provided to the Participant for execution as required by Section 3.02.

Section 2.17.  “Retention Plan Participation Agreement” shall mean the Retention Plan Participation Agreement setting forth the terms applicable to the Severance Benefits payable to a Participant that is provided to such Participant in accordance with Section 3.01.

Section 2.18.  “Severance Benefit” shall mean the amounts that a Participant is eligible to receive pursuant to Article IV of the Plan.

Section 2.19.  “Subsidiary” shall mean any entity, whether or not incorporated, in which the Company directly or indirectly owns more than fifty percent (50%) of the outstanding equity or other ownership interests.

ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR SEVERANCE BENEFITS

Section 3.01 - Participation.   An Employee shall become a Participant under this Plan only if the Company designates in writing through the issuance of a Retention Plan Participation Agreement that the Employee (a) is eligible to become a Participant and (b) is entitled to Severance Benefits in the event that the Employee’s employment is terminated by reason of an Involuntary Termination, and the Employee satisfies all of the conditions of Section 3.02.

Section 3.02 - Conditions.

(a)           As further conditions to the entitlement to Severance Benefits, an Employee must:  (i) remain actively employed through the Employment Termination Date; (ii) execute and not revoke a valid Release; and (iii) comply fully with all agreements between the Employee and the Company including, but not limited to, any confidentiality agreements and post-employment restrictive covenants.

(b)           Any amounts owed by the Participant to the Company shall be deducted from the Participant’s Severance Benefit in such manner as the Company shall decide.  As an additional condition to receiving a Severance Benefit under this Plan, the Company may require the Participant to execute a written agreement that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefit.

ARTICLE IV

DETERMINATION OF SEVERANCE BENEFIT

Section 4.01 - Amount of Severance Benefit upon an Involuntary Termination.  A Participant who meets all of the conditions specified in Section 3.02 will be entitled to receive a Severance Benefit under the Plan.  The Severance Benefit to which a Participant is entitled under the Plan will be in the amount set forth in the Participant’s Retention Plan Participation Agreement.

Section 4.02 - Reduction of Severance Benefit.  As determined by the Company, the Severance Benefit payable hereunder to any Participant may be reduced by any and all payments required to be made by the Company in the nature of severance or separation pay under any employment contract or other arrangement or under federal, state and local law including, but not limited to, the Worker Adjustment and Retraining Notification Act, 29 United States Code Section 2101, et seq. or similar state or local laws.

ARTICLE V

METHOD AND DURATION OF SEVERANCE BENEFIT PAYMENTS

Section 5.01 - Method of Payment.  The Severance Benefit to which a Participant is entitled, as determined pursuant to Section 4.01, shall be paid in accordance with the terms set forth in the Participant’s Retention Plan Participation Agreement.  Severance Benefits payable under Article IV are subject to withholding for applicable federal, state and local taxes, all of which shall be deducted from each payment, as applicable.  In the event of the Participant’s death prior to the completion of all payments, any remaining payments shall be paid to the Participant’s beneficiary under the Company’s group term life insurance plan.

Section 5.02 - Other Arrangements.  The Severance Benefits under this Plan are not additive or cumulative to severance benefits that a Participant might also be entitled to receive under the terms of a written employment agreement, a severance agreement or any other arrangement or legal requirement.  Should a Participant in this Plan be entitled to receive severance benefits under the terms of a written employment agreement, a severance agreement or other arrangement or legal requirement, the Participant will receive severance benefits under the plan or arrangement that provides the higher level of benefits, and such payment shall be deemed to be the Severance Benefit for such Participant under this Plan.  Any overpayments made under the Plan shall be promptly repaid by the Participant after written request.

Section 5.03 - Termination of Eligibility for Severance Benefits.  A Participant shall cease to participate in the Plan, and all Severance Benefits shall cease upon the occurrence of the earliest of: (a) subject to Section 7.01, termination of the Plan; and (b) reemployment of the Participant by the Company or a Subsidiary.

ARTICLE VI

THE PLAN ADMINISTRATOR

Section 6.01 - Authority and Duties.  It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company, to properly administer the Plan.  The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions.

Section 6.02 - Records.  Reporting and Disclosure.  The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan.  Upon request to the Plan Administrator, all Plan records shall be made available to the Company and to each Participant for examination during regular business hours at Company headquarters at One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, Pennsylvania 19103, or at a Participant’s regular work site, except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan.  Upon written request to the Plan Administrator, copies of relevant Plan records may be provided to a Participant; however, a reasonable charge may be made for the production of such documents.  The Plan Administrator shall prepare and shall file all reports, forms, documents and other items required by ERISA, the  Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

ARTICLE VII

AMENDMENT, SUSPENSION AND TERMINATION

Section 7.01 - Amendment, Suspension and Termination.  The Company shall have the exclusive right, at any time and from time to time, to amend, suspend or terminate the Plan, in whole or in part, for any reason or without reason; provided that no such amendment, suspension or termination of the Plan shall adversely affect the Severance Benefits payable to a Participant without a formal written instrument executed by both the Company and each affected Participant.  Any such modification, amendment or termination shall be effective at such date as the Plan Administrator may determine.  Amendment or termination of the Plan is a corporate and not a fiduciary function.

ARTICLE VIII

DUTIES OF THE COMPANY

Section 8.01 - Records.  The Company shall supply to the Plan Administrator all records and information necessary to the performance of the Plan Administrator’s duties.

Section 8.02 - Payment.  The Company shall make payments of Severance Benefits, in such amount as determined by the Company under Article IV, from its general assets to Participants in accordance with the terms of the Plan.

Section 8.03 - Discretion.  Any decisions, actions or interpretations to be made under the Plan by the Company shall be made in its sole discretion, not in any fiduciary capacity, and need not be uniformly applied to similarly situated individuals, and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties.

ARTICLE IX

CLAIMS PROCEDURES

Section 9.01 - Claim.  In the event that any Severance Benefits under the Plan, an Employee’s eligibility for Severance Benefits under the Plan, or the amount of Severance Benefits awarded under the Plan, is denied in whole or in part, the affected terminated Employee shall be notified of such denial in writing by the Plan Administrator within 60 days of such Employee’s Employment Termination Date.

The notice advising of the denial shall specify the reason or reasons for denial, make specific reference to pertinent Plan provisions, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and advise the Employee of the procedure for the appeal of such denial, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination on appeal.

Section 9.02 - Appeals of Denied Claims.  All appeals shall be made by the following procedure:

(a)                                 The terminated Employee whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial.  Such notice shall be filed within 60 calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based.  Appeals not timely filed shall be barred.

(b)                                 The Plan Administrator shall, within 30 calendar days of receipt of the terminated Employee’s notice of appeal, schedule a meeting to review the terminated Employee’s appeal.

(c)                                  The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

(d)                                 The Named Appeals Fiduciary shall render a determination upon the appealed claim, no later than 60 days after receipt of the notice of appeal.  The review period may be extended by the named Appeals Fiduciary for up to an additional 60 days by written notice to the claimant before the initial review period elapses.  The final determination upon appeal shall be accompanied by a written statement as to the reasons therefore and the Plan provisions on which the denial is based.  The decision will also state that the claimant or the claimant’s authorized representative may review pertinent Plan documents and request copies of them, free of charge. The determination so rendered shall be binding upon all parties, except that the claimant will have a right to bring a civil action under Section 502(a) of ERISA, following the appeal, provided such civil action is filed within 180 days of the final determination.

Section 9.03 - Appointment of the Named Appeals Fiduciary.  The Named Appeals Fiduciary shall be the Company; and the Company’s Senior Vice President and Chief Administrative Officer is hereby authorized to act on behalf of the Company with respect to its duties as the Named Appeals Fiduciary under the terms of the Plan and applicable law.  The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless granted other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

ARTICLE X

MISCELLANEOUS

Section 10.01 - Nonalienation of Benefits.  None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant.  No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under this Plan, except for the designation of a beneficiary as set forth in Section 5.01.

Section 10.02 - No Contract of Employment.  Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any Severance Benefit shall be construed as giving any Participant or Employee, or any person whosoever, a contract of employment and/or the right to be retained in the service of the Company, and all Participants and other Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 10.03 - Severability of Provisions.  If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 10.04 - Heirs, Assigns, and Personal Representatives.  This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.  Any benefit payable to or for the benefit of a minor or an incompetent person shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company and all other parties with respect thereto.

Section 10.05 - Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 10.06 - Number.  Except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 10.07 - Unfunded Plan.  The Plan shall not be funded.  No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.

Section 10.08 - Lost Payees.  A Severance Benefit shall be deemed forfeited if the Company is unable to locate a Participant to whom a Severance Benefit is due.  Such Severance Benefit shall be reinstated if application is made by the Participant for the forfeited Severance Benefit while this Plan is in operation.

Section 10.09 - Controlling Law.  This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania to the extent not superseded by Federal law.

Section 10.10 — Code Section 409A.  The payments and benefits payable pursuant to this Plan are intended to comply with, or be exempt from, Section 409A of the Code (“Section 409A”).  To the extent the requirements of Section 409A are applicable hereto, and the provisions of this Plan shall be construed and administered in a manner consistent with that intention. Notwithstanding anything herein to the contrary, (i) if at the time of Participant’s termination of employment with the Company, Participant is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) to the extent necessary to comply with the requirements of Section 409A until the first business day that is more than six (6) months following Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Participant hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company’s Board of Directors, that does not cause such an accelerated or additional tax.  In the event that payments under this Agreement are deferred pursuant to this paragraph in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified hereunder without any interest thereon.  The Company shall consult with Participant in good faith regarding the implementation of this Section 10.10; provided that neither the Company nor any of its employees or representatives shall have any liability to Participant with respect to the imposition of any early or additional tax under Section 409A.  For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

Without limiting the foregoing, the terms “terminates” or “termination of employment” or similar terms used in this Plan shall be interpreted to mean to occur when a “separation of service” occurs as defined under Section 409A. Notwithstanding anything to the contrary in this Plan, no particular tax result for a Participant with respect to any income recognized by such Participant in connection with this Plan is guaranteed.